Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW SENIOR INVESTMENT GROUP INC.

Pursuant to Sections 228, 242 and 245 of the

Delaware General Corporation Law

New Senior Investment Group Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, does hereby certify as follows:

(1)

The name of the Corporation is New Senior Investment Group Inc. The Corporation was originally formed as Newcastle Senior Living Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Newcastle Investment Corp., by filing a certificate of formation with the Secretary of State of the State of Delaware on May 17, 2012. It subsequently was converted to a Delaware corporation and changed its name to New Healthcare Investment Corp. by the filing of a certificate of conversion and certificate of incorporation with the Secretary of State of the State of Delaware on May 30, 2014. On June 16, 2014, the Corporation filed a certificate of amendment with the Secretary of State of the State of Delaware to change its name to New Senior Investment Group Inc. The Corporation subsequently filed amended and restated certificates of incorporation with the Secretary of State of the State of Delaware on October 23, 2014 and June 13, 2019. On September 21, 2021, Cadence Merger Sub LLC merged with and into the Corporation, with the Corporation surviving.

(2)

This Third Amended and Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation (the “Board”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time, or any successor thereto (the “DGCL”).

(3)	This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(4)	Effective as of September 21, 2021 (the “Effective Date”), the text of the Certificate of Incorporation is amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is: NEW SENIOR INVESTMENT GROUP INC.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”). References to particular sections of the Code shall include any successor provisions.

ARTICLE IV

AUTHORIZED STOCK

The total number of shares of stock (the “Capital Stock”) that the Corporation shall have authority to issue is seven hundred fifty (750), of which (i) one hundred (100) shall be shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) six hundred fifty (650) shall be shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holders is required pursuant to this Third Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time (the “Certificate of Incorporation”) (including any certificate of designations relating to any series of Preferred Stock).

A. Preferred Stock.

1. Issuance. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or herein. Subject to the limitations set forth herein, the Board is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. Before the Corporation shall issue any shares of Preferred Stock of any series, it shall file with the Secretary of State of Delaware in the manner prescribed by the DGCL an amendment to this Certificate of Incorporation or a Certificate of Designation setting forth the terms of the series and fixing the designations and powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or other restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board to be issued. The powers, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

2. Voting Rights. Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

B. Series A Preferred Stock.

1. Designation and Number. The Corporation shall have a series of Preferred Stock, having a par value of $0.01 per share, which shall be designated as 12.0% Series A Cumulative Non-Voting Preferred Stock (the “Series A Preferred Stock”) consisting of 650 shares. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Section B of Article IV. The Series A Preferred Stock shall be uncertificated.

2. Rank. The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of Common Stock of the Corporation and to all other equity securities issued by the Corporation from time to time (together with the Common Stock, the “Junior Securities”). The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

3. Dividends.

(a) Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 12.0% per annum of the total of $1,000.00 per share plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any share of Series A Preferred Stock is issued in a private placement, such issue date to be contemporaneous with the receipt by the Corporation of such subscription funds for the Series A Preferred Stock, except that funds transferred on the first business day of a calendar year shall be deemed received on January 1 of such year (the “Original Issue Date”), and, if declared, shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each, a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on the first Dividend Payment Date following the Original Issue Date for the relevant Series A Preferred Stock will be for less than a full Dividend Period). A “Dividend Period” shall mean, with respect to the first “Dividend Period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “Dividend Period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date, or, upon a Liquidation Event or a redemption of Series A Preferred Stock, any earlier dates as of which accrued dividends are to be calculated under Section B.4 or Section B.5 of this Article IV. Dividends will be payable to holders of record of the Series A Preferred Stock pursuant to this paragraph as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of this Certificate of Incorporation, “affiliate” shall mean, any party that controls, is controlled by or under common control with the Corporation.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section B.3.(b) of this Article IV at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section B.3.(b) of this Article IV. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d) Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Junior Securities) shall be declared or paid or set aside for payment, nor shall any other distributions be declared or made, upon any shares of Junior Securities, nor shall any shares of Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Junior Securities and except for transfers made pursuant to the provisions of Section C of Article VII below).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.

(f) Any dividend payment made on the shares of Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares of Series A Preferred Stock which remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(g) Any dividend payment made on the Series A Preferred Stock may be made via check or electronic payment. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, Automated Clearing House (“ACH”) transfers, direct deposits or wire transfers.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each a “Liquidation Event”), the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid, or have the Corporation declare and set aside for payment, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per share, (ii) all accrued and unpaid dividends thereon through and including the date of payment and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities. In the event that the Corporation elects to set aside the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Junior Securities. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(b) If upon any Liquidation Event the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Upon the Corporation’s provision of written notice as to the effective date of any Liquidation Event, accompanied by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall be cancelled and shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such Series A Preferred Stock will terminate without any further action. Such notice shall be given by electronic mail or first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

(e) The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a Liquidation Event; provided, however, that any such transaction which results in an amendment, restatement or replacement of this Certificate of Incorporation that has a material adverse effect on the rights and preferences of the Series A Preferred Stock or that increases the number of authorized or issued shares of Series A Preferred Stock, shall be deemed a Liquidation Event for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class (excluding any shares that are held by affiliates of the Corporation).

5. Redemption.

(a) Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section B.5.(c) of this Article IV), plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption: (i) until the earlier of (A) the second anniversary of the Original Issue Date or (B) December 31, 2023, $100.00; (ii) thereafter, no Redemption Premium. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(b) Limitations on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of any Junior Securities of the Corporation (except by exchange for shares of Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares transferred to a Beneficiary (as defined in Section A.1.(b) of Article VII) pursuant to Section C of Article VII in order to ensure that the Corporation remains qualified as a real estate investment trust for U.S. federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c) Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d) Procedures for Redemption. Subject to such other procedures as the Board shall prescribe from time to time and subject to applicable law:

(i) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares of Series A Preferred Stock will terminate. Such notice shall be given by electronic mail or first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the distribution thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted for trading, such notice shall state: (i) the redemption date; (ii) the Redemption Price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of the shares of Series A Preferred Stock held by such holder to be redeemed.

(iii) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. If the Corporation shall so require and the notice shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates evidencing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming the Series A Preferred Stock shall be irrevocable except that:

A.

the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares of Series A Preferred Stock redeemed shall have no claim to such interest or other earnings; and

B.

any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares of Series A Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e) Ownership Limitations. The shares of Series A Preferred Stock are subject to the provisions of Article VII of this Certificate of Incorporation, including, without limitations, the provision for the redemption of shares transferred to the Beneficiary.

(f) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board from time to time at its discretion.

6. Voting Rights. Except as provided in this Section B.6 of this Article IV or as required by applicable law, the holders of the Series A Preferred Stock shall not be entitled to vote on, or any notice of, any matter submitted to the stockholders of the Corporation for a vote. Notwithstanding the foregoing, the affirmative vote or consent of the holders of a majority of the outstanding Series A Preferred Stock (excluding any shares of Series A Preferred Stock that are held by affiliates of the Corporation), voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation with any rights that are senior to or have parity with the Series A Preferred Stock, (b) any amendment to the Corporation’s Certificate of Incorporation which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock.

7. Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

C. Common Stock.

1. Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

2. Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of stock of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. The Board shall endeavor to authorize, and the Corporation shall declare and pay, such dividends and distributions as shall be necessary for the Corporation to qualify as a REIT under the Code (unless the Board has determined that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT). Holders of Common Stock shall have no right to any dividend or distribution unless and until declared by the Board, and any such dividend or other distribution shall be subject to any conditions established by the Board in connection with the declaration of any such dividend.

3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

D. Transferable Shares; Preferential Dividends.

Notwithstanding any other provision in this Certificate of Incorporation, no determination shall be made by the Board nor shall any transaction be entered into by the Corporation that would cause any shares of Capital Stock (as defined in this Article IV) of the Corporation not to constitute “transferable shares” or “transferable certifications of beneficial interest” under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code, to the extent Section 623(c) is applicable to the Corporation (and any determination or transactions prohibited by this Section D of Article IV shall be void ab initio).

ARTICLE V

BOARD OF DIRECTORS; REIT QUALIFICATION

A. Board of Directors.

1. Board Management; Number of Directors. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors constituting the entire Board shall be fixed only by the Board and only in the manner set forth in the Bylaws, but shall never be fewer than two (2).

2. Elections by Holders of Preferred Stock. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section A.1 of this Article V the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section A.1 of this Article V.

3. Elections; Term. Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide. Except as otherwise provided in this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or the Bylaws, directors of the Corporation shall be elected at each annual meeting of the stockholders and shall serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

B. REIT Qualification. The Corporation previously elected to qualify as a REIT. The Board, without any action by the stockholders, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code or through such other means as the Board determines appropriate. In addition, the Board, without any action by the stockholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine, prospectively or retroactively, that compliance with any restriction or limitation on ownership and transfers of shares of stock of the Corporation set forth in Articles VII and VIII is no longer required in order for the Corporation to qualify as a REIT.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend, or repeal the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the Bylaws.

ARTICLE VII

RESTRICTIONS ON OWNERSHIP AND TRANSFER;

DESIGNATION OF EXCESS SHARES

A. Restrictions

1. Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

(a) “Beneficial Ownership” shall mean ownership of Shares by a Person who (i) would be treated as an owner of such Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code or (ii) would be treated as an owner of such Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owning” and “Beneficially Owned” shall have the correlative meanings.

(b) “Beneficiary” shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the Trust.

(c) “Excepted Holder” shall mean each of Ventas, Inc., a Delaware corporation, and ECS Holdco, LLC, a Delaware limited liability company, and any person designated by the Board, in its sole and exclusive discretion, as an Excepted Holder after the Effective Date.

(d) “Market Price” shall mean the fair market value of the relevant Shares on the relevant date as determined in good faith by the Board.

(e) “Ownership Limit” shall mean with respect to the Preferred Stock for any Person other than an Excepted Holder, the Beneficial Ownership of nine and nine-tenths percent (9.9%), in number of shares or value, of the outstanding shares of any class or series of Preferred Stock of the Corporation. The value of any outstanding shares of Common Stock or shares of any class or series of Preferred Stock of the Corporation shall be determined by the Board of the Corporation in good faith which determination shall be conclusive for all purposes hereof.

(f) “Ownership Limit Termination Date” shall mean the first day after the date on which the Board determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

(g) “Ownership Limitations” shall mean those limitations set forth in Section A.2 of this Article VII.

(h) “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. “Person” does not include an underwriter which participates in a public offering of Shares for a period of 25 days following the purchase by such underwriter of those Shares.

(i) “Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares, if such Transfer had been valid under Section A.2 of this Article VII.

(j) “Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares, if such Transfer had been valid under Section A.2 of this Article VII.

(k) “REIT” shall mean a real estate investment trust under Section 856 of the Code.

(l) “Shares” shall mean the shares of the Capital Stock of the Corporation as may be authorized and issued from time to time pursuant to Article IV.

(m) “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

(n) “Trust” shall mean the trust created pursuant to Section C.1 of this Article VII.

(o) “Trustee” shall mean a Person, who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board as the trustee of the Trust.

2. Restrictions on Ownership and Transfer. Until the Ownership Limitation Termination Date:

(a) no Person (other than an Excepted Holder) shall Beneficially Own Preferred Stock in excess of the Ownership Limit;

(b) any Transfer that, if effective, would result in any Person Beneficially Owning Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Person in excess of such Ownership Limit, and the intended transferee shall acquire no rights to such Shares;

(c) from the first date on which the Shares are Beneficially Owned (determined without referring to any rules of attribution) by at least 100 Persons, any Transfer that, if effective, would result in Shares being Beneficially Owned by fewer than 100 Persons (determined without referring to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by the transferee, and the intended transferee shall acquire no rights in such Shares; and

(d) any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Shares (the “Closely-Held Prohibition”).

3. Designation of Excess Shares. If, notwithstanding the other provisions contained in this Article VII, there is a purported Transfer or Beneficial Ownership in violation of the Ownership Limitations, then (a) in the event of a violation of the Ownership Limit, such number of shares of Preferred Stock in excess of the Ownership Limit shall be automatically designated as Excess Preferred Shares (the “Excess Preferred Shares”); or (b) in the event of a violation of the Closely-Held Prohibition, the Shares being Transferred (or Beneficially Owned) which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically designated as Excess Preferred Shares or Excess Common Shares (the “Excess Common Shares,” together with the Excess Preferred Shares, the “Excess Shares”), as applicable. In each case, such designation shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

4. Remedies for Breach. If the Board shall at any time determine in good faith that a violation of the Ownership Limitations has taken place or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Shares in violation of the Ownership Limitations, the Board shall take such actions as it deems advisable to refuse to give effect to or to prevent such Transfer (or the violative Beneficial Ownership), including, but not limited to, refusing to give effect to any Transfer on the books of the Corporation or instituting proceedings to enjoin a Transfer; provided, however, that a designation of Excess Shares pursuant to Section A.3 of this Article VII shall be effective irrespective of any action (or non-action) by the Board.

5. Notice of Ownership or Attempted Ownership in Violation of the Ownership Limitations. Any Person who acquires or attempts to acquire Beneficial Ownership of Shares in violation of the Ownership Limitations shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Corporation’s status as a REIT.

6. Owners Required to Provide Information.

(a) Every Beneficial Owner of more than 5.0% (or such other lower percentages as required pursuant to regulations under the Code) of the outstanding number or value of any class or series of Shares shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limitations.

(b) Each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT or to comply with regulations promulgated under the REIT provisions of the Code.

7. Remedies Not Limited. Nothing contained in this Article VII shall limit the authority of the Board to take such other action if and as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

8. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition and any ambiguity with respect to which Shares are to be designated as Excess Shares in a given situation, the Board shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

9. Modification of Ownership Limit. The Board may from time to time increase or decrease the Ownership Limit.

10. Exceptions. The Board, with a ruling from the Internal Revenue Service or an opinion of counsel that such exemption will not cause the Corporation to fail to qualify as a REIT or such other evidence or documents as the Board deems appropriate, may exempt a Person from the Ownership Limit if the Board obtains such representations and undertakings from such Persons as the Board determines are reasonably necessary for the Board to determine that the Corporation will retain its status as a REIT; provided that such Person agrees that any materially incorrect representation or violation or attempted violation of such undertakings will void such exception and potentially result in the designation of Shares held by such Person as Excess Shares in accordance with Section A.3 of this Article VII.

B. Legend.

Each certificate for Preferred Stock shall bear the following legend:

“The shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person other than an Excepted Holder may Beneficially Own shares of Preferred Stock in excess of 9.9% of the outstanding shares of Preferred Stock. Any Person who attempts to Beneficially Own shares in excess of the above limitation must immediately notify the Corporation. All capitalized terms used in this legend have the meanings set forth in the Third Amended and Restated Certificate of Incorporation of the Corporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, the shares represented hereby will be automatically designated as Excess Shares which will be held in trust by the Trustee for the benefit of the Beneficiary.”

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

C. Excess Shares.

1. Ownership in Trust. Upon any purported Transfer or other event that results in the designation of Shares as Excess Shares pursuant to Section A.3 of this Article VII, such Excess Shares shall be deemed to have been transferred to the Trustee, as trustee of the Trust for the exclusive benefit of the Beneficiary. The Trust shall name a Beneficiary if one does not already exist, within five days of the discovery of any designation of any Excess Shares; provided, however, that the failure to so name a Beneficiary shall not affect the designation of Shares as Excess Shares or the transfer thereof to the Trustee. Excess Shares so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Shares except as provided in Section C.5 of this Article VII.

2. Dividend Rights. Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Trust for the benefit of the Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive, for each Excess Share, the lesser of (a) the amount per share of any distribution made upon liquidation, dissolution or winding up or (b) the price paid by the Purported Record Transferee for the Excess Shares, or if the Purported Record Transferee did not give value for the Excess Shares, the Market Price of the Excess Shares on the day of the event causing the Excess Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been designated as Excess Shares shall be repaid, upon demand, to the Trust for the benefit of the Beneficiary.

3. Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, (a) subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of the Corporation and the preferential rights of the Excess Preferred Shares, if any, each holder of Excess Common Shares shall be entitled to receive, ratably with each other holder of shares of Common Stock and Excess Common Shares, that portion of the assets of the Corporation available for distribution to the holders of shares of Common Stock or Excess Common Shares which bears the same relation to the total amount of such assets of the Corporation as the number of Excess Common Shares held by such holder bears to the total number of shares of Common Stock and Excess Common Shares then outstanding; and (b) each holder of Excess Preferred Shares shall be entitled to receive that portion of the assets of the Corporation which a holder of the shares of Preferred Stock that were exchanged for such Excess Preferred Shares would have been entitled to receive had such shares of Preferred Stock remained outstanding. The Corporation, as holder of the Excess Shares in trust shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

4. Voting Rights. The Trustee shall be entitled to vote the Excess Shares on behalf of the Beneficiary on any matter. Subject to Delaware law, any vote cast by a Purported Record Transferee with respect to the Excess Shares prior to the discovery by the Corporation that the Excess Shares were held in trust will be rescinded ab initio; provided, however, that if the Corporation has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all of the assets, dissolution of the Corporation or other action by the Corporation, then the vote cast by the Purported Record Transferee shall not be rescinded. The owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Trustee to vote the Excess Shares for the benefit of the Beneficiary.

Notwithstanding the provisions of this Article VII, until the Corporation has received notification that Excess Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

5. Restrictions on Transfer. Excess Shares shall be transferable only as provided in this Section C.5 of Article VII. At the direction of the Board, the Trustee shall transfer the Shares held in the Trust to a Person or Persons whose ownership of such Shares will not violate the Ownership Limit. If such a transfer is made to such a Person or Persons, the interest of the Beneficiary shall terminate and the proceeds of the sale shall be payable to the Purported Record Transferee and to the Beneficiary. The Purported Record Transferee shall receive the lesser of (a) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust, or (b) the price received by the Trust from the sale or other disposition of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee will be paid to the Beneficiary. The Trustee shall be under no obligation to obtain the highest possible price for the Excess Shares. Prior to any transfer of any Excess Shares by the Trustee, the Corporation must have waived in writing its purchase rights under Section C.6 of this Article VII. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section C.5 of Article VII against the Beneficiary.

If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Shares in trust and to hold such Excess Shares on behalf of the Corporation.

6. Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price on the date the Corporation or its designee accepts such offer (the “Excess Share Redemption Price”). The Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported Transfer or other event which resulted in the designation of the Shares as Excess Shares and (ii) the date the Board determines in good faith that a purported Transfer or other event resulting in the designation of Excess Shares has occurred, if the Corporation does not receive a notice of any such Transfer pursuant to Section A.5 of this Article VII. Unless the Board determines that it is in the interests of the Corporation to make earlier payments of all of the amounts determined as the Excess Share Redemption Price per Share in accordance with the preceding sentence, the Excess Share Redemption Price may be payable at the option of the Board at any time up to but not later than five years after the date the Corporation accepts the offer to purchase the Excess Shares. In no event shall the Corporation have an obligation to pay interest to the Purported Record Transferee.

D. Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders or by written consent in the manner set forth in the Bylaws. To the extent expressly permitted by this Certificate of Incorporation or the certificate(s) of designation relating to one or more series of Preferred Stock, any action required or permitted to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its Secretary at its principal place of business. Delivery made to the Corporation’s Secretary shall be by hand or by certified or registered mail, return receipt requested. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only as follows: (i) at any time by or at the direction of the Board, the Chairman of the Board or the President of the Corporation or (ii) by the Corporation’s Secretary, who shall call a meeting upon the written demand, which demand shall set forth the purpose or purposes for which the meeting is to be called, of holders of stock of the Corporation entitling the holders thereof to not less than a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article IX.

ARTICLE X

INDEMNIFICATION

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Any repeal or modification of this Article X shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

PERSONAL LIABILITY OF DIRECTORS

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article XI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed on its behalf this 21st day of September, 2021.

NEW SENIOR INVESTMENT GROUP INC.

By:	/s/ Brian K. Wood
Name:	Brian K. Wood
Title:	Vice President and Treasurer

[Signature Page to Third Amended and Restated

Certificate of Incorporation of New Senior Investment Group Inc.]